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                                                                    EXHIBIT 4(a)

                                POPMAIL.COM INC.
                      SUBSIDIARY ADVISOR STOCK OPTION PLAN


         1. PURPOSE. The purpose of the PopMail.com, inc. Subsidiary Advisor Stock Option Plan (the "Plan") is to advance the interests of PopMail.com, inc. (the "Parent"), its subsidiaries and Parent's shareholders by encouraging ownership of Parent's common stock by consultants and advisors to the subsidiaries of Parent, in order to promote long-term shareholder value through continuing ownership of Parent's common stock.

         2. ADMINISTRATION. The Plan shall be administered by the Subsidiary Advisor Stock Option Plan Committee (the "Committee") appointed by Parent's Board of Directors. Members of the Committee shall at all times serve at the pleasure of Parent's Board of Directors, and Parent's Board of Directors may appoint a Chairman of the Committee. If at any time a Committee has not been appointed, the Board of Parent shall have all powers granted to the Committee under this Plan. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ("Options"). The Chairman of the Committee shall have the authority to grant Options under the Plan, provided, however, that (i) the Chairman grants the Options to individuals included in a list of optionees approved in advance by the Committee and (ii) the grants will be subject to approval by the Committee, acting as a whole, in the event of any proposed grant of shares in excess of 10% of the total shares of Common Stock remaining available for grant under the Plan. The Committee shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any other officer of Parent to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

         3. PARTICIPATION. All consultants and advisors to the subsidiaries of Parent who are not employees or directors of Parent or any of its subsidiaries (each an "Advisor") shall be eligible to receive an Option in accordance with
Section 5 below.

         4. AWARDS UNDER THE PLAN.

         (a) Awards under the Plan shall include only Options, which are rights to purchase common stock of Parent, having $.01 par value (the "Common Stock"). The Options under the Plan will not be incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended. Such Options are subject to the terms, conditions and restrictions specified in Section 5 below.

         (b) There may be issued under the Plan pursuant to the exercise of Options an aggregate of not more than 500,000 shares of Common Stock, subject to adjustment as provided in Section 6 below. If any Option is canceled, terminates or expires unexercised, in whole or in part, any shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance under new Options.

         (c) An Advisor to whom an Option is granted (and any person succeeding to such Advisor's rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Section 6 below, no adjustment shall be made for dividends, distributions or other



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rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

         5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

         (a) The Option exercise price shall be the "Fair Market Value" (as herein defined) of the Common Stock subject to such Option on the date the Option is granted. Fair Market Value shall be the closing sales price of a share of Common Stock on the date of grant as reported on the Nasdaq SmallCap Market or, if the Nasdaq SmallCap Market is closed on that date, on the last preceding date on which the Nasdaq Market was open for trading, but in no event will such Option exercise price be less than the par value of the Common Stock.

         (b) The Committee (or the Chairman if permitted under Section 2) shall determine the number of shares of Common Stock subject to each Option granted to an Advisor and, subject to Section 5(d) hereof, the vesting schedule of each such Option. Notwithstanding the foregoing, once such Options become outstanding, an Advisor will still be entitled to the anti-dilution adjustments provided for in Section 6 hereof.

         (c) The Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

         (d) Options shall not be exercisable:

                  (i) except pursuant to the vesting schedule established by the Committee and after the expiration of ten years from the date it is granted.

                  (II) UNLESS PAYMENT IN FULL IS MADE FOR THE SHARES OF COMMON STOCK BEING ACQUIRED THEREUNDER AT THE TIME OF EXERCISE, SUCH PAYMENT SHALL BE MADE IN UNITED STATES DOLLARS BY CASH OR CHECK, OR IN LIEU THEREOF, BY TENDERING TO THE COMPANY COMMON STOCK OWNED BY THE PERSON EXERCISING THE OPTION AND HAVING A FAIR MARKET VALUE EQUAL TO THE CASH EXERCISE PRICE APPLICABLE TO SUCH OPTION, OR BY A COMBINATION OF UNITED STATES DOLLARS AND COMMON STOCK AS AFORESAID; AND

                  (iii) unless the person exercising the Option has been an Advisor at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, except that if any person to whom an Option has been granted shall die holding an Option that has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above), exercise the Option with respect to any shares subject to the Option.

         6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding Common Stock of Parent by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by Parent of substantially all of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares that may be issued under the Plan pursuant to subparagraph 4(b) above, and the number or kind of shares subject to, and the Option price per share under, all outstanding Options shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.



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         7.  MISCELLANEOUS PROVISIONS.

         (a) Except as expressly provided for in the Plan, no Advisor or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Advisor the right to be retained under contract by the Company or any of its subsidiaries.

         (b) An Advisor's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

         (c) Common Stock shall not be issued hereunder unless counsel for Parent shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

         (d) It shall be a condition to the obligation of Parent to issue Common Stock upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subsection 5(d)(iii)(B) above) pay to Parent, upon its demand, such amount as may be requested by Parent for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, Parent may refuse to issue such Common Stock.

         (e) The expenses of the Plan shall be borne by Parent.

         (f) By accepting any Option or other benefit under the Plan, each Advisor and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by Parent or the Committee.

         (g) The appropriate officers of Parent shall cause to be filed any reports, returns or other information regarding Options hereunder or any Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

         8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Committee as the members thereof shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and in no event shall the Plan be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act or the rules thereunder. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

         9. TERMINATION. This Plan shall terminate upon the earlier of a resolution of the Committee terminating the Plan or ten years from the Effective Date. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.

         10. EFFECTIVE DATE OF PLAN. The Plan will become effective on the date of its approval by the Board of Directors of Parent (the "Effective Date").


               APPROVED BY THE BOARD OF DIRECTORS ON MAY 31, 2000.